UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 16, 2017

Patterson-UTI Energy, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-22664	75-2504758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

10713 West Sam Houston Pkwy N., Suite 800 Houston, Texas	77064
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (281) 765-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 16, 2017, Patterson-UTI Drilling Company LLC (“Drilling”), a wholly owned subsidiary of Patterson-UTI Energy, Inc. (the “Company”), entered into an Employment Agreement with James M. Holcomb, the President of Drilling. Pursuant to the Employment Agreement, Mr. Holcomb will be entitled to receive a base salary of $465,000 per year and will be eligible to participate in the Company’s annual bonus arrangements and in all benefit plans generally available to other employees and in our incentive plans.

The Employment Agreement has an initial three-year term, subject to automatic annual renewal and supersedes his previous employment agreement dated January 1, 2012, and thereafter amended from time to time. Mr. Holcomb may terminate his employment under his Employment Agreement by providing written notice of such termination at least 30 days before the effective date of such termination. Under specified circumstances, the Company may terminate Mr. Holcomb’s employment under his Employment Agreement for “Cause” (as defined in the Employment Agreement) by either (i) providing written notice 10 days before the effective date of such termination and by granting at least 10 days to cure the cause for such termination or (ii) by providing written notice of such termination at least 30 days before the effective date of such termination and by granting at least 20 days to cure the cause for such termination, provided that if the matter is reasonably determined by the Company to not be capable of being cured, Mr. Holcomb may be terminated for cause on the date the written notice is delivered.

The Employment Agreement also provides for, among other things, severance payments and the continuation of certain benefits following termination by the Company of Mr. Holcomb other than for Cause, or termination by Mr. Holcomb for “Good Reason” (as defined in each Employment Agreement). Under these provisions, if Mr. Holcomb’s employment is terminated by the Company without Cause, or Mr. Holcomb terminates his employment for Good Reason, (i) Mr. Holcomb will have the right to receive a lump-sum payment consisting of 2.5 times the sum of his base salary plus the average annual cash bonus received by him for the three years prior to the date of termination, payable on the 60th day following his termination, (ii) Mr. Holcomb will have the right to receive a pro-rated lump-sum payment equal to his annual cash bonus based on actual results for the year, payable at the same time as annual cash bonuses are paid to active employees, (iii) the Company will accelerate vesting of all options and restricted stock awards on the 60th day following Mr. Holcomb’s termination, and (iv) the Company will pay Mr. Holcomb certain accrued obligations and certain obligations pursuant to the terms of employee benefit plans. If a termination by the Company other than for Cause or by Mr. Holcomb for Good Reason occurs following a “Change in Control” (as defined in his Employment Agreement, which includes a change in control of the Company or of Drilling), Mr. Holcomb will generally be entitled to the same severance payments and benefits described above except that the pro-rated lump-sum payment for annual cash bonuses will be based on his highest annual cash bonus for the last three years, and the executive will be entitled to thirty months of subsidized benefits continuation coverage.

All of the foregoing severance benefits (other than the accrued obligations and benefit obligations) are conditioned on Mr. Holcomb’s execution of a release within 50 days of his termination that is not revoked during any applicable revocation period provided in such release.

The Employment Agreement also contains a non-disparagement covenant and certain confidentiality covenants prohibiting Mr. Holcomb from, among other things, disclosing confidential information. The Employment Agreement also contains non-competition and non-solicitation restrictions, pursuant to which Mr. Holcomb will not be permitted to compete with the Company in certain circumstances for a period of one year following termination of employment.

The foregoing summary is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Employment Agreement dated as of January 16, 2017 between Patterson-UTI Drilling Company LLC and James M. Holcomb.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2017

Patterson-UTI Energy, Inc.

By:	/s/ John E. Vollmer III
Name:	John E. Vollmer III
Title:	Senior Vice President – Corporate Development, Chief Financial Officer and Treasurer

Exhibit Index

EXHIBIT NUMBER	DESCRIPTION

10.1	Employment Agreement dated as of January 16, 2017 between Patterson-UTI Drilling Company LLC and James M. Holcomb.

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